Exhibit 10.2
UPS MANAGEMENT INCENTIVE PROGRAM
Amended and Restated Terms and Conditions
March 20, 2024
1.    Establishment, Objectives and Duration.
1.1    Establishment of the Program. The Compensation and Human Capital Committee of the Board of Directors of United Parcel Service, Inc. (the “Committee”) hereby amends and restates the UPS Management Incentive Program (“MIP”), to provide for MIP Awards to Eligible Employees beginning with the 2024 Plan Year, pursuant to the United Parcel Service, Inc. 2021 Omnibus Incentive Compensation Plan, as it may be amended or amended and restated from time to time, including any successor plan (the “ICP”). This document sets forth the rules under which such MIP Awards will be made and administered. Unless otherwise defined in this document (in Section 7 or otherwise), capitalized terms shall have the meanings set forth in the ICP.
These terms and conditions shall be effective from the date set forth above and will relate to and govern MIP Awards granted beginning with the 2024 Plan Year.
1.2    Objectives of the MIP. The objectives of the MIP are to align incentive pay with annual performance. The MIP is also intended to further align the interests of Eligible Employees and shareowners by strengthening the link between the achievement of key business objectives and incentive compensation.
2.    Administration.
2.1    Authority of the Committee. The MIP will be administered by the Committee, which shall have the same power and authority to administer the MIP as it does to administer the ICP.
2.2    Delegation. The Committee may (subject to applicable law, regulation and the terms of the ICP), delegated its power, authority and duties as identified herein to administer the MIP, other than the power, authority and duties to grant and approve MIP Awards to Executive Leadership Team Eligible Employees, to (i) any committee comprised of members of management of the Company responsible for determining or overseeing compensation for individuals other than Executive Leadership Team members or (ii) to the Executive Leadership Team or (iii) any members thereof such responsibility (the “Management Compensation Committee”). Except as set forth above, the Management Compensation Committee shall have the powers, authority and duties of the Committee as contained herein, and references to the “Committee” shall be deemed to refer to the Committee or the Management Compensation Committee, as applicable.
2.3    Decisions Binding. All decisions of the Committee shall be final, conclusive and binding on all persons, including the Company, its shareowners, any Eligible Employee, and their estates and beneficiaries.
3.    Eligibility for Awards. Only an Eligible Employee shall be considered for a MIP Award. The Committee shall have broad discretion to determine the eligibility criteria for Eligible Employees.
4.    MIP Awards.
4.1    Performance Objectives.
4.1.1    Eligible Employees (other than Executive Leadership Team Eligible Employees). The MIP Award for each Eligible Employee (other than an Executive Leadership Team Eligible Employee) will be determined by multiplying the Eligible Employee’s

Annualized Salary by the MIP Factor and the Eligible Employee’s MIP Award Target as described on Exhibit A, or as may be revised from time to time. Annualized Salary and the MIP Award Target will be determined as of the MIP Record Date for the applicable Plan Year.
4.1.2    Business Elements. The Committee shall have broad discretion to establish the business elements upon which the MIP Factor for any Plan Year will be based and shall establish and communicate those business elements as soon as reasonably practicable following the beginning of each Plan Year.
4.1.3    MIP Factor, Award Determination. The Committee shall have broad discretion to determine the MIP Factor for each Plan Year. Following the end of each Plan Year, the Committee will review Company performance in respect of each applicable business element, will approve the MIP Factor for such Plan Year and will calculate the MIP Award to be paid to each Eligible Employee (for the avoidance of doubt, the establishment of the MIP Factor and calculation of the MIP Award to be paid to each Executive Leadership Team Eligible Employee shall not be delegated to the Management Compensation Committee) and will approve the MIP Award to each such Eligible Employee. At the Committee’s direction, Eligible Employees will receive written notification of their MIP Awards.
4.1.4    Minimum MIP Factor. Prior to the end of any Plan Year, the Committee may establish a minimum MIP Factor that will result in payment of a minimum MIP Award for each Eligible Employee employed on the MIP Eligibility Date for such Plan Year without regard to the performance in respect of the business elements of such Plan Year.
4.2    Maximum Individual Award. The value of the MIP Award for an Eligible Employee for any calendar year, when added to the value of other cash awards granted to that Eligible Employee under the ICP and earned in the same calendar year, shall not exceed $10,000,000 (measured as of the date on which such MIP Award for such calendar year is granted, as described in Section 4.1.3).
4.3    Pro-rated Awards. The Committee shall have discretion to make pro-rated MIP Awards to Eligible Employees who are actively employed for less than an entire Plan Year. Reasons for proration may include, but are not limited to, approved leaves of absence (including, but not limited to, disability leave, workers’ compensation leave, Family and Medical Leave Act, military leave or personal leave), transfer to or from full-time management to part-time management status, mid-year hires, temporary assignments, Retirement or death.
5.    Payment of Awards.
5.1    Form and Timing. At the election of the Eligible Employee, in accordance with rules established by the Committee, the total value of the MIP Award less applicable taxes will be (i) paid in cash, Shares or any combination thereof, or (ii) contributed to a UPS tax-qualified defined contribution plan (subject to compliance with all laws and regulations and the terms and conditions of the applicable plan), in each case before the end of the second calendar quarter of the Plan Year immediately following the Plan Year for which the award is made. Such election must be made within the period established by the Committee for such elections. Any portion elected to be contributed to a tax-qualified plan that cannot be contributed to that plan because of the limitations on contributions to that plan will be paid to the Eligible Employee in cash.
5.2    Elections With Respect to MIP Award; UPS Deferred Compensation Plan. Prior to the beginning of the Plan Year for which a MIP Award is earned, Eligible Employees who are eligible to make deferral elections under the UPS Deferred Compensation Plan may elect to defer all or any portion of a MIP Award for such Plan Year in accordance with the terms of the UPS Deferred Compensation Plan. If an Eligible Employee dies before the Electable Portion of a MIP Award is paid, any such deferral election shall be null and void and the MIP Award, if any, payable with respect to such Eligible Employee shall be governed in accordance with Section 5.5.
5.3    Vesting. A MIP Award vests on the MIP Eligibility Date for the Plan Year for which the MIP Award is made, provided the Eligible Employee is employed by the Company or an affiliate on such date. However, the Committee may establish rules that provide for vesting of a MIP Award at other dates or under other circumstances.
5.4    Tax Withholding. MIP Awards will be reduced for applicable taxes or the Eligible Employee shall remit taxes in accordance with Article 16 of the ICP.
5.5    Death. Notwithstanding any contrary provision of the MIP and subject to Section 5.4, the following provisions shall apply if an Eligible Employee dies before the MIP Eligibility Date or before a MIP Award for a Plan Year is paid.
5.5.1    Death Before MIP Eligibility Date. If an Eligible Employee dies during the Plan Year and before the MIP Eligibility Date, a prorated portion of his or her MIP Award for such Plan Year shall be fully vested and payable in cash to his or her estate as soon as practicable and no later than 90 days after the date of death. The MIP Award will be calculated at target for such Eligible Employee’s job classification and salary on his or her date of death, and prorated based on his or her number of calendar months of active employment completed in such Plan Year.
5.5.2    Death after MIP Eligibility Date and Before Payment. If an Eligible Employee dies after the MIP Eligibility Date and before the MIP Award for a Plan Year is paid, his or her actual MIP Award for such Plan Year shall be paid in cash to his or her estate as soon as practicable and no later than before the end of the second calendar quarter of the Plan Year immediately following the Plan Year for which the award is made. March 15 following the Plan Year to which the applicable MIP Award relates.
6.    Miscellaneous.
6.1    Awards Subject to the Terms of the ICP. MIP Awards are subject to the terms of the ICP.
6.2    Section 409A Compliance. Each MIP Award is intended either to be exempt from or to comply with Code § 409A and the 409A Guidance. This document and the ICP shall be administered in a manner consistent with this intent, and any provisions that would cause this document or the ICP to fail to satisfy Code § 409A or the 409A Guidance shall have no further force or effect until amended to comply with or be exempt from Code § 409A and the 409A Guidance (which amendment may be retroactive to the extent permitted by Code § 409A and the 409A Guidance and may be made by the Company without an Eligible Employee’s consent).The MIP Award is intended to be exempt from Code § 409A as a short term deferral. To the extent that benefits provided under the MIP constitute deferred compensation for purposes of Code § 409A and the 409A Guidance and to the extent that deferred compensation is payable upon a “separation from service” as defined in Code § 409A, to the extent necessary to comply with Code § 409A and the 409A Guidance, no amount of deferred compensation shall be paid or transferred to the Eligible Employee as a result of the Eligible Employee’s separation from service until the date which is the earlier of (i) the first day of the seventh month after the Eligible Employee’s separation from service or (ii) the date of the Eligible Employee’s death (the “Delay Period”).
6.3    Severability. The provisions of the MIP are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
6.4    Waiver. Each Eligible Employee acknowledges that a waiver by the Company of breach of any provision of the MIP shall not operate or be construed as a waiver of any other provision of the MIP, or of any subsequent breach by the Eligible Employee or any other participant.

6.5    Imposition of Other Requirements. The Committee reserves the right to impose other requirements on an Eligible Employee’s participation in the MIP, on a MIP Award and on any Shares acquired under the ICP, to the extent the Committee determines it is necessary or advisable for legal or administrative reasons, and to require the Eligible Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
6.6    Amendment and Termination. The Committee may amend, alter, suspend or terminate the MIP, any Exhibit and any award granted under the MIP at any time subject to the terms of the ICP. Any amendment shall be in writing and approved by the Committee. Subject to the terms of the IPC, the Management Compensation Committee may make administrative amendments to the MIP and the Exhibits from time to time provided that any such amendment shall be reviewed with the Committee and a copy of such amendment kept with the records of the MIP. An administrative amendment does not include any amendment that would materially change the terms and conditions of the MIP that were previously approved by the Committee.
6.7    Equitable Adjustments. MIP Awards and the number of Shares issuable under each MIP Award (if any) and the other terms and conditions of a MIP Award evidenced by this document are subject to adjustment as provided in Sections 4.5 and 15.2 of the ICP.
6.8    Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the MIP Awards and an Eligible Employee’s participation in the ICP, or future awards that may be granted under the ICP, by electronic means or request an Eligible Employee’s consent to participate in the ICP by electronic means. An Eligible Employee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the ICP through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
6.9    No Right to Future Awards or Employment. The grant of a MIP Award to an Eligible Employee is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. Nothing contained in this document shall confer upon an Eligible Employee any right to be employed or remain employed by the Company or any of its Subsidiaries, nor limit or affect in any manner the right of the Company or any of its Subsidiaries to terminate an Eligible Employee’s employment or adjust an Eligible Employee’s compensation.
6.10    Acknowledgement. By accepting the grant of an MIP Award, an Eligible Employee accepts and acknowledges the terms and conditions included in this document. Each Eligible Employee acknowledges that the Eligible Employee (i) has received a copy of the ICP, (ii) has had an opportunity to review the terms of this document and the ICP, (iii) understands the terms and conditions of this document and the ICP and (iv) agrees to such terms and conditions.
6.11    Repayment. Notwithstanding anything in this document to the contrary, each Eligible Employee acknowledges and agrees that this document and the awards described herein (and any settlement thereof) are subject to the terms and conditions of the Company’s Incentive-Based Compensation Clawback Policy (or such other policy relating to the recovery of incentive compensation as may be in effect from time to time), and that relevant sections of this document shall be deemed superseded by and subject to the terms and conditions of such policy.
7.    Definitions. Except as set forth below, capitalized terms will have the meanings set forth in the ICP.
7.1    Annualized Salary. For each Plan Year, an Eligible Employee’s monthly rate of Base Salary determined as of the MIP Record Date multiplied by 12.
7.2    Base Salary. The annual or monthly rate, as applicable, of an Eligible Employee’s base salary as determined as of the MIP Record Date of the Plan Year for which a MIP Award is made or, if earlier, the date of death.

7.3    Disability. Disability as defined in the long-term disability plan of the Company or an affiliate under which the Eligible Employee is eligible for coverage or if there is no such plan, disability as determined by the Committee in its discretion.
7.4    Eligible Employee. For each Plan Year, (i) an Employee (other than an Executive Leadership Team Eligible Employee) who (a) is classified at the supervisor level or above on the MIP Record Date, (b) is continuously employed with the Company or an affiliate through the MIP Eligibility Date, (c) satisfies such other eligibility criteria as may be developed from time to time by the Committee, (d) is recommended by his or her managers and (e) approved by the Committee and (ii) an Executive Leadership Team Eligible Employee.
7.5    Executive Leadership Team Eligible Employee. For any Plan Year, an Employee who is a member of the UPS Executive Leadership Team as of the MIP Record Date.
7.6    Management Incentive Award or MIP Award. An award granted under the ICP, with terms and conditions as described in this document.
7.7    MIP. The UPS Management Incentive Program, as amended from time to time.
7.8    MIP Eligibility Date. December 31 of a Plan Year (or such other date as may be selected by the Committee).
7.9    MIP Factor. For each Plan Year, the factor (expressed as a percentage) determined by the Committee pursuant to Section 4.1.3. to reflect performance with respect to the business elements identified for the Plan Year.
7.10    MIP Record Date. For each Plan Year, December 1 (or such other date as may be selected by the Committee).
7.11    MIP Award Target. The applicable MIP Award Target described in Exhibit A.
7.12    Plan Year. Calendar year, January 1 - December 31.
7.13    Retirement. Means (i) attaining or exceeding age 55 with a minimum of 10 years of continuous employment accompanied by the cessation of employment with the Company and all Subsidiaries, (ii) attaining or exceeding age 60 with a minimum of 5 years of continuous employment accompanied by the cessation of employment with the Company and all Subsidiaries, or (iii) “retirement” as determined by the Committee in its sole discretion.

EXHIBIT A

CLASSIFICATION	MIP AWARD TARGETS
CEO	200%
Executive Leadership Team (other than the CEO)	115%